Exhibit 10.3

BLUE COAT SYSTEMS, INC.

2007 NEW EMPLOYEE STOCK INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock (the “Shares”) of Blue Coat Systems, Inc. (the “Company”), in consideration for your services with the Company, on the following terms:

Name of Recipient:	«Name»

Total Number of Shares Granted:	«TotalShares»

Board Approval Date:	[Date]

Fair Market Value per Share on Grant Date:	$[Value Per Share]

Total Fair Market Value of Award on Grant Date:	$[Total Value]

Vesting Commencement Date:	«VestDay»

Quarterly Vesting Dates:	March 15th; June 15th; September 15th; December 15th

Vesting Schedule:	[specify number] Shares will vest on (the “Initial Vesting Date”), subject to your completion of continuous service as an employee or consultant of the Company or a subsidiary of the Company (“Service”) from the Vesting Commencement Date through the Initial Vesting Date. Thereafter, an additional 6.25% of the Shares will vest on each of the next 12 Quarterly Vesting Dates, subject to your completion of continuous Service during the period between Quarterly Vesting Dates. Shares will vest on (“Final Vesting Date”), subject to your completion of continuous Service during the period between the last Quarterly Vesting Date and the Final Vesting Date.

You and the Company agree that these Shares are awarded under and governed by the terms and conditions of the Restricted Stock Agreement, which is attached to and made a part of this document, and the Company’s 2007 New Employee Stock Incentive Plan (the “Plan”).

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email. By your signature below, you agree to pay any withholding taxes due on award, vesting or transfer of the Shares.

RECIPIENT:	BLUE COAT SYSTEMS, INC.

By:
Title:

BLUE COAT SYSTEMS, INC.

2007 NEW EMPLOYEE STOCK INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

Grant	On the terms and conditions set forth in the Notice of Restricted Stock Award and this Agreement, the Company hereby grants to you the number of Shares set forth in the Notice of Restricted Stock Award.

Payment for Shares	No payment is required for the Shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award, the vesting of the Shares or the transfer of the Shares.

Vesting	The Shares will vest and become non-forfeitable in installments, as shown in the Notice of Restricted Stock Award. No additional Shares vest after your Service has terminated for any reason.

Change in Control

The terms set forth in the Plan will control the extent to which the vesting of Shares accelerates on a Change in Control or Involuntary Termination; provided, however, that the Notice of Award may modify the acceleration of the vesting of Shares on a Change in Control.

Change in Control and Involuntary Termination are defined in the Plan.

Forfeiture	If your Service terminates for any reason, then this award will automatically terminate (and the Shares shall be forfeited) with respect to any Shares that (a) have not vested before your termination date and (b) do not vest as a result of the termination. You will receive no payment for any Shares that are forfeited under this Agreement. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

Stock Certificates	The certificates for Shares that have not vested may be held in escrow by the Company.

Voting Rights	You may vote your Shares even before they vest until or unless such Shares are forfeited.

Withholding Taxes	No stock certificates will be released to you unless you have made arrangements, acceptable to the Company, to pay any and all withholding taxes that may be due as a result of (a) the grant of this award, (b) the vesting of the Shares or (c) the transfer of the Shares to you. With the Company’s consent, these arrangements may include (i) withholding Shares of Company stock granted hereunder with a fair market value equal to or less than the minimum amount of taxes the Company is required to withhold, (ii) surrendering shares that you previously acquired or (iii) the payment of withholding taxes from the proceeds of the sale of shares through a Company-approved broker. The fair market value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company reserves the right to withhold Shares pursuant to clause (i) or to withhold from any other amounts due to you from the Company if you have not satisfied your tax withholding obligations.

Restrictions on Resale	Unvested Shares may not be transferred by you, and the Company may take such action as it deems appropriate to enforce the foregoing. You agree not to sell any Shares when applicable laws, Company trading policies (including the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply during your Service and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares that have not been transferred to you and remain subject to this award will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Company’s 2007 New Employee Stock Incentive Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Company’s Finance Department.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

You agree to all of the terms and conditions described above and in the Company’s 2007

New Employee Stock Incentive Plan.

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